Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-205327 on Form S-8 of Baxalta Incorporated of our report dated June 28, 2016, appearing in this Annual Report on Form 11-K of Baxalta Incorporated and Subsidiaries Incentive Investment Plan for the period from May 1, 2015 to December 31, 2015.

/s/ Crowe Horwath LLP

Crowe Horwath

Oak Brook, Illinois

June 28, 2016